MICHAEL B. JOHNSON & Co., P.C.

                          (A Professional Corporation)

                          Certified Public Accountants

                        9175 East Kenyon Ave., Suite 100
                             Denver, Colorado 80237

Michael B. Johnson C.P.A.                                         (303) 796-0099
Member:  A.I.C.P.A
Colorado Society of C.P.A.'s



August 14, 1997

RE:  NELX, Inc.

To Whom It May Concern

We are the auditors for NELX, Inc. and have audit procedures underway for the fiscal year May 31, 1997. The Company has elected to write-off selected real estate activities and delays have occurred in obtaining the necessary information to complete the write-offs.



                                        /s/  MICHAEL B. JOHNSON
                                       -------------------------------
                                       Michael B. Johnson & Co., P.C.
                                       Denver, CO